UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2010

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

1 Riverside Circle, Suite 400

Roanoke, Virginia 24016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 540-769-8400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 8, 2010, Mr. Jonathan M. Cool was appointed to serve as the Acting President and Chief Operating Officer of Luna Innovations Incorporated (the “Company”). While serving in this capacity, Mr. Cool will continue to serve as a director of the Company.

As Acting President and Chief Operating Officer, Mr. Cool succeeds Mr. Scott Graeff as the Company’s principal operating officer. In these roles, Mr. Cool will report to the board of directors (the “Board”) and begin the process of taking responsibility for the overall strategy, direction and administration of the Company’s operations. In his capacity as Acting President and Chief Operating Officer, the Board presently expects that Mr. Cool will devote at least half of his available time to the Company.

Dr. Kent Murphy continues in the office of Chief Executive Officer in which position he will continue to directly report to the Board and continue to be responsible for developing the Company’s strategic vision, developing new innovations, implementing strategy and managing key customer relationships.

The Board and Dr. Kent Murphy also decided that in the future there will be a transition of Dr. Murphy from the role of the Company’s principal executive officer to a role that best enables Dr. Murphy to focus on the Company’s strategic and scientific vision, the development of new innovations and attention to key customer relationships. This will take place on a timetable as Dr. Murphy and the Board may determine in the future.

In his new position as Chief Commercialization Officer, Mr. Graeff will be responsible for identifying, investigating and evaluating market and product growth opportunities, licensing opportunities and strategic business alliances for the Company.

Additional information about Mr. Cool is set forth below:

Jonathan M. Cool. Mr. Cool, age 51, has served as a member of the Company’s board of directors since January 2010. Since 2008, he has acted as an independent strategic consultant. From 2006 to the present, Mr. Cool has been the Managing Director and founder of Emerging Economies Health Care Fund working to create private equity fund targeting investment in, and management of, private sector health care opportunities in the United States. In 2001, Mr. Cool co-founded, and until 2005 served as Managing General Partner of Foundation Medical Partners, a healthcare venture capital fund affiliated with the Cleveland Clinic. Prior to this, Mr. Cool gained operating experience in management positions at a number of medical device, diagnostic and biopharmaceutical companies, including BioDTX, Inc. from 1998 to 2001, gene/Networks, Inc. from 1997 to 1998, Human Genome Sciences, Inc. from 1994 to 1997, and Molecular Devices Corporation from 1985 to 1991. Mr. Cool served on the Board of Directors at CardioNet, Inc., a publicly held biotechnology company, from 2002 to 2005, and Immunicon Corp., a publicly held life sciences company, from 2001 to 2008. He earned a B.S. degree in human biology from Stanford University and an M.B.A. degree from Harvard University.

(e) In connection with Mr. Cool’s designation as Acting President and Chief Operating Officer, the Board, on the recommendation of the Company’s compensation committee, agreed to compensate Mr. Cool at the rate of $15,000 per month for up to the first six months of his service in this capacity. Additionally, pursuant to the Company’s 2006 Equity Incentive Plan, Mr. Cool will receive a restricted stock unit valued at $60,000 based on the closing stock price on May 10, 2010. The restricted stock unit will vest in six equal monthly installments, subject to Mr. Cool’s continuous service in the capacity of Acting President and Chief Operating Officer as of such vesting dates.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On May 8, 2010, the Company’s board of directors (the “Board”) approved certain amendments to the Company’s Amended and Restated Bylaws, effective immediately, to:

•	clarify the Board’s ability to establish additional officer positions;

•	provide that the respective duties of the Chief Executive Officer, President and other officers shall be as established from time to time by resolution of the Board; and

•

provide that a special meeting of the stockholders may be called only by (i) the Board acting pursuant to a resolution duly adopted by a majority of the Board, or (ii) the mutual agreement of the Chief Executive Officer and the President.

This description is qualified in its entirety by the Company’s Amendment to its Amended and Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 10, 2010, the Company issued a press release announcing changes to its executive leadership. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

3.1	Amendment to Amended and Restated Bylaws.

99.1	Luna Innovations Incorporated press release, dated May 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2010	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Talfourd H. Kemper, Jr.
Talfourd H. Kemper, Jr.
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Amendment to Amended and Restated Bylaws.

99.1	Luna Innovations Incorporated press release, dated May 10, 2010.

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